Exhibit 1.2

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Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

Litehouse Foods Tunes Operations for Optimal Customer Service with CDC Software’s Ross Enterprise Performance Management Solution

Solution helps executives and sales force make faster, better-informed decisions

ATLANTA – October 30, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that Litehouse Foods, a leading manufacturer of refrigerated dressing, dips and sauces, has increased visibility and productivity throughout the organization using CDC Software’s Ross’ Enterprise Performance Management (EPM) Sales Analytics application.

Litehouse Foods implemented Ross enterprise resource planning (ERP) system in 1998 and Ross supply chain management (SCM) system in 2002. With these systems, Litehouse has measured improvements in order fulfillment and has reduced inventory carrying costs and product spoilage. Recently propelled by an effort to transform the company from a sales-driven to a marketing-driven organization, the company required a more efficient way to leverage the sales and customer service data stored in its enterprise systems. Using Ross EPM, Litehouse is able to easily access and analyze information from Ross ERP in a graphical format and provide decision makers with a complete view of customer service and sales performance information. Decision makers can drill-down into a wealth of information to:

•	Rank key customers based on sales volumes by product, store, region and overall. Customers can also be examined based on actual profit margins linking actual product cost data from Ross ERP, sales order records inclusive of all shipping costs and discounts and chargebacks

•	Monitor order fulfillment performance compared to commitments to ensure that top service levels are achieved for key customers

•	Analyze key metrics for each salesperson including overall volumes, average discounts and profit margins

•	View current customer and sales information compared to plans and historical performance for trending and analysis

“Working with Ross allows us to efficiently make the right information available to the right individual,” explained John Shaw, Litehouse Foods’ IT director. “EPM puts the power of information at the fingertips of our executives and sales force. If they have a question, rather than waiting a day or two, they can find the answer in about three minutes. This translates to faster and better decisions, which in turn translate into improved customer service and increased revenue.”

“CDC Software is focused on helping companies such as Litehouse become customer-driven market leaders, demonstrating a superior ability to understand, attract and keep valuable customers,” said Beth Berndt, director of Industry Solutions at Ross, focused on the food and beverage sector. “With Ross EPM, Litehouse executives are now accessing information that was not available to them previously, allowing them to make better-informed decisions. Ultimately, this unparalled access to information enables Litehouse to help its customers sell more of the right product at the right time.”

Ross’ EPM suite delivers out-of-the-box dashboard applications designed for the process manufacturing industries. The Sales Analytics application enables process manufacturers to monitor and adjust sales and customer service performance using timely and actionable information from the Ross ERP, Supply Chain and Customer Management systems. With EPM, customers can better meet business goals by closely monitoring product profitability, reducing inventory, streamlining production, improving on-time delivery performance, minimizing stock-outs and increasing sales for targeted products.

About Litehouse Foods
Litehouse Foods, Inc., based in Sandpoint, Idaho, is an industry pacesetter and leading marketer of fresh, high quality, refrigerated salad dressings nationwide. A family-owned company, Litehouse produces packages and markets salad dressings, crumbled Bleu cheese, and fruit and vegetable dips, as well as caramel, marinades, sauces and freeze-dried herbs.

About Ross Systems
Ross Systems, Inc., a division of CDC Software, the software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information about Ross Systems please visit the website www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross ERP to address the needs of food and beverage customers such as the ability to improve operational efficiencies and drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors including, among others: the conditions of the food and beverage industry; the continued ability of Ross’ solutions to address industry-specific requirements of companies in the food and beverage industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow food and beverage companies to compete more effectively and changes in the type of information required to compete in the life sciences industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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